Exhibit 99.1

LIFETIME BRANDS RESALE REGISTRATION STATEMENT
DECLARED EFFECTIVE

Garden City, N.Y., — January 16, 2007 — Lifetime Brands, Inc. (NASDAQ: LCUT), a leading designer, developer and marketer of a broad range of nationally branded consumer products used in the home, today announced that the Securities and Exchange Commission had declared effective its registration statement on Form S-3, effective as of 3:00 pm on January 12, 2007. The registration statement relates to resales by holders of $75 million principal amount of Lifetime’s 4.75% Convertible Senior Notes due 2011, and up to 2,678, 571 shares of common stock issuable upon conversion of such Notes. The Company will not receive any proceeds from any resales by selling securityholders.

The Notes were originally sold on June 27, 2006 in a private offering pursuant to Rule 144A of the Securities Act of 1933, as amended. The filing of the registration statement was required by the registration rights agreement entered into by Lifetime and the initial purchasers of the Notes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

A written prospectus for the resale of the Notes and the common stock issuable upon conversion of the Notes meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, NY 11530, Attention: Investor Relations.

Lifetime is a leading designer, marketer and distributor of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home decor, picture frames and bath accessories, marketing its products under various trade names, including Farberware®, KitchenAid®, Pfaltzgraff®, Calvin Klein®, Cuisinart®, Hoffritz®, Sabatier®, Nautica®, Joseph Abboud Environments®, Roshco®, Baker’s Advantage®, Kamenstein®, CasaModa™, :USE®, Pedrini®, International Silver®, Towle®, Tuttle®, Wallace®, Melannco®, Rochard® and Kenneth Cole Reaction®. Lifetime’s products are distributed through almost every major retailer in the United States. Additional information concerning the company is available on the company’s website at www.lifetimebrands.com.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper Senior Vice President (617) 568-8148	Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777